BNY MELLON ADVANTAGE FUNDS, INC.

Articles of Amendment

BNY Mellon ADVANTAGE FUNDS, Inc., a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended by redesignating BNY Mellon Opportunistic Midcap Value Fund as BNY Mellon Midcap Value Fund and the issued and unissued shares of BNY Mellon Opportunistic Midcap Value Fund as BNY Mellon Midcap Value Fund shares of the relevant class.

SECOND: The foregoing amendment to the Charter was approved by a majority of the entire Board of Directors; the foregoing amendment is limited to changes expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

THIRD: These Articles of Amendment to the charter of the Corporation shall become effective on December 31, 2025.

IN WITNESS WHEREOF, BNY Mellon Advantage Funds, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its Vice President who acknowledges that these Articles of Amendment are the act of the Corporation, that to the best of her knowledge, information and belief all matters and facts set forth herein relating to the authorization and approval of these Articles of Amendment are true in all material respects, and that this statement is made under the penalties of perjury.

BNY MELLON ADVANTAGE FUNDS, INC.

By: /s/ Amanda Quinn

Amanda Quinn

Vice President

WITNESS:

/s/ Sarah Kelleher

Sarah Kelleher

Secretary